(h)(1)

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

This AGREEMENT made this 1st day of April, 2002, as amended and restated on March 14, 2013, between ING Intermediate Bond Portfolio (formerly known as ING VP Intermediate Bond Portfolio) (the “Portfolio”), a Massachusetts business trust, on behalf of each series of the Portfolio, set forth on Schedule A hereto (each a “Portfolio,” collectively, the “Portfolios”), as such schedule may be amended from time to time to add additional series, and ING Funds Services, LLC (the “Administrator”), a Delaware limited liability company.

WHEREAS, the Portfolio is an open-end investment management company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Portfolio desires to avail itself of the services of the Administrator for the provision of administrative services for the Portfolio; and

WHEREAS, the Administrator is willing to render such services to the Portfolio;

NOW THEREFORE, in consideration of the premises, the promises and mutual covenants herein contained, it is agreed between the parties as follows:

1.        Appointment. The Portfolio hereby appoints the Administrator, subject to the direction of the Board of Trustees, for the period and on the terms set forth in this Agreement, to provide administrative services, as described herein, with respect to the Portfolio. The Administrator accepts such appointment and agrees to render the services set forth herein.

2.        Services of the Administrator. Subject to the general supervision of the Board of Trustees of the Portfolio, the Administrator shall provide the following administrative services:

(a)        Provide all administrative services reasonably necessary for the ordinary operation of the Portfolio other than the investment advisory services performed by the investment manager or sub-adviser, including, but not limited to: (i) coordinating all matters relating to the ordinary operation of the Portfolio, including any necessary coordination among the investment manager, custodian, transfer agent, dividend disbursing agent, and portfolio accounting agent (including pricing and valuation of the portfolio), accountants, attorneys, and other parties performing services or operational functions for the Portfolio; (ii) supervising the maintenance by third parties engaged by the Portfolio of such books and records of the Portfolio as may be required by applicable federal or state law; (iii) preparing or supervising the preparation by third parties selected by the Portfolio of all federal, state, and local tax returns and reports required by applicable law; (iv) preparing and filing, with the assistance of counsel, and arranging for the distribution of proxy materials and periodic reports to shareholders as required by applicable law; (v) taking such other action with respect to the Trust as may be required by applicable law, including without limitation the rules and regulations of the Securities and Exchange Commission (the “SEC”) and other regulatory agencies; (vi) providing the Portfolio, at the Administrator’s expense, with adequate personnel, office space, communications facilities, and other facilities necessary for operation of the Portfolio as contemplated in this Agreement; (vii) assist the Portfolio in conducting periodic repurchase offers in accordance with Rule 23c-3 under the 1940 Act; (viii) arranging for meetings of the Portfolio’s Board of Trustees and, in connection therewith, providing the Board with necessary or appropriate information for its meetings; (ix) providing non-investment related statistical and research data and such other reports, evaluations and information as the Portfolio may request from time to time; (x) maintaining the Portfolio’s existence, and during such time as shares of the Portfolio are publicly offered, maintaining the registration and qualification of the Portfolio’s shares under federal and state law; and (xi) responding to inquiries from shareholders or their agents or representatives relating to the Portfolio, concerning, among other things, exchanges among Portfolios, or referring any such inquiries to the Portfolio’s officers or transfer agent. Nothing in this provision shall be deemed to inhibit the Portfolio or its officers from engaging, at the expense of the Portfolio, other persons to assist in providing administrative services to the Portfolio including, but not limited to, accounting agents, recordkeeping agents, proxy solicitation agents, attorneys, accountants, consultants and others.

(b)        Render to the Board of Trustees of the Portfolio such periodic and special reports as the Board may reasonably request;

(c)        Make available its officers and employees to the Board of Trustees and officers of the Portfolio for consultation and discussions regarding the administration of the Portfolio and the services provided to the Portfolio under this Agreement; and

(d)        Develop and implement, if appropriate, management and shareholder services designed to enhance the value or convenience of the Portfolio as an investment vehicle.

3.         Portfolio Disclosures.

(a)        The Administrator shall be responsible for preparing the Portfolio’s registration statements and supplements to the Portfolio’s prospectuses and statements of additional information (“Disclosure Documents”), and for filing or arranging for the filing of such Disclosure Documents with the SEC and other federal and state regulatory authorities as may be required by applicable law.

(b)        Notwithstanding anything in Section 9 or elsewhere in this Agreement, the Administrator shall exercise reasonable care consistent with a fiduciary duty in fulfilling its responsibilities under Section 3(a) of this Agreement.

(c)        In the event of a claim, litigation, liability, or a regulatory action or investigation (collectively, a “Disclosure Claim”) that arises out of or is based upon the disclosure in a Disclosure Document for the Portfolio (including, but not limited to, a claim arising from an untrue statement or alleged untrue statement in a registration statement for the Portfolio or an omission or alleged omission of a material fact required to be stated therein or necessary to make statements made in a registration statement not misleading), the Administrator shall indemnify and hold harmless the Portfolio and each individual who, during the term of this

Agreement, serves or had served as a trustee of the Portfolio who is not an “interested person” of the Portfolio, as such term is defined in the 1940 Act (an “Independent Trustee”), if such Disclosure Claim arises from the Administrator’s failure or alleged failure to exercise reasonable care consistent with a fiduciary duty in the preparation or filing of the Portfolio’s Disclosure Documents for the loss, costs, or damages, including amounts paid in settlement with the written consent of the Administrator, which consent shall not be unreasonably withheld, and including reasonable legal and other expenses, that arise from such Disclosure Claim.

(d)        In addition to the indemnification provided in Section 3(c) of this Agreement, the Administrator agrees to indemnify and hold harmless the Independent Trustees for the costs of defense of a Disclosure Claim, including reasonable attorneys’ fees, regardless of whether such Disclosure Claim arises from the Administrator’s failure or alleged failure to exercise reasonable care consistent with a fiduciary duty in the preparation of the Portfolio’s Disclosure Documents, subject to the Administrator’s right to assume the defense of such Disclosure Claim pursuant to Section 3(i) of this Agreement.

(e)        The parties expressly acknowledge that this Section 3 confers rights and remedies upon the Portfolio and each Independent Trustee, including the right to enforce the indemnification provided for in Sections 3(c) and 3(d) of this Agreement. The obligation of the Administrator to provide indemnification to the Portfolio and the Independent Trustees, as set forth in this Section 3, shall remain in effect after the termination of this Agreement.

(f)        The indemnification of the Portfolio provided for in Section 3(c) of this Agreement shall apply only to the extent that any loss to the Portfolio is not covered by insurance held by the Portfolio, and shall not apply if: (i) the disclosure giving rise to the Disclosure Claim was provided by or on behalf of an Independent Trustee for inclusion in the Portfolio’s Disclosure Documents; or (ii) indemnification is not allowed under applicable law.

(g)        The indemnification of an Independent Trustee provided in Sections 3(c) and 3(d) of this Agreement shall apply only to the extent that any loss to the Independent Trustee is not covered by insurance held by the Portfolio or the Independent Trustees, and shall not apply if: (i) losses are actually indemnified by the Portfolio, consistent with the Portfolio’s organizational documents; (ii) the disclosure giving rise to the Disclosure Claim was provided by or on behalf of an Independent Trustee for inclusion in the Portfolio’s Disclosure Documents; (iii) losses are the result of willful misfeasance, bad faith, gross negligence or reckless disregard on the part of an Independent Trustee; or (iv) indemnification is not allowed under applicable law.

(h)        The Administrator shall not be liable for indemnification of an Independent Trustee under this Section 3 unless the Independent Trustee has notified the Administrator in writing within a reasonable time after the summons or other first legal process giving information of the nature of the Disclosure Claim is served upon such Independent Trustee (or after such Independent Trustee shall have received notice of such service on any designated agent); provided, however, that notification of the Administrator is not required if the Administrator had actual knowledge about the nature of the Disclosure Claim. In the event of a request for indemnification from an Independent Trustee, the Administrator shall pay advances to the fullest extent permissible under the 1940 Act and applicable state law.

(i)        In the event of a request for indemnification from the Portfolio or an Independent Trustee (“Indemnified Party”), the Administrator shall be entitled, upon notice to the Indemnified Party, to assume the defense of any Disclosure Claim against the Indemnified Party, with counsel satisfactory to the Administrator and the Indemnified Party.

4.        Conformity with Applicable Law. The Administrator, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Registration Statement of the Portfolio and with the instructions and directions of the Board of Trustees of the Portfolio and will conform to, and comply with, the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

5.        Exclusivity. The services of the Administrator to the Portfolio under this Agreement are not to be deemed exclusive, and the Administrator, or any affiliate thereof, shall be free to render similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Portfolio) and to engage in other activities, so long as its services hereunder are not impaired thereby.

6.        Delegation of Responsibilities. All services to be provided by the Administrator under this Agreement may be furnished by any directors, officers or employees of the Administrator or the Administrator may, at the expense of the Administrator, retain the services of any other entity to provide certain administrative duties under the Administrator’s supervision.

7.        Expenses. During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with its activities under this Agreement, except such expenses as are assumed by the Portfolio under this Agreement and such expenses as are assumed by the investment manager pursuant to an Investment Management Agreement. The Portfolio shall be responsible for such assumed expenses and for all of the other expenses of its operations, including, without limitation, the administration fee payable hereunder; advisory fees; brokerage commissions; interest; legal fees and expenses of attorneys; fees of auditors, transfer agents and dividend disbursing agents, custodians and shareholder servicing agents; fees of accountants and accounting services; the expense of obtaining quotations for calculating the Portfolio’s net asset value; taxes, if any, and the preparation of the Portfolio’s tax returns; cost of stock certificates and any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares; expenses of registering and qualifying shares of the Portfolio under federal and state laws and regulations; all expenses of periodic repurchase offers and of preparing, printing, and mailing repurchase offer material to shareholders; expenses of printing and distributing reports, notices and proxy materials to existing shareholders; expenses of printing and filing reports and other documents filed with governmental agencies; expenses in connection with shareholder and trustee meetings; expenses of printing and distributing prospectuses and statements of additional information to existing shareholders; expenses of software licensing and similar products used in the preparation of registration statements including prospectuses and statements of additional information, shareholder reports and notices, proxy materials, and other documents filed with governmental agencies; fees and expenses of the Independent Trustees of the Portfolio; fees and expenses of counsel to the Independent Trustees of the Trust and any consultants or other persons engaged by or on behalf of the Independent Trustees; trade association dues; insurance premiums; and extraordinary expenses such as litigation expenses. To the extent the Administrator incurs any costs or performs any services which are an obligation of the Portfolio, as set forth herein, the Portfolio shall promptly reimburse the Administrator for such costs and expenses. To the extent the services for which the Portfolio is obligated to pay are performed by the Administrator, the Administrator shall be entitled to recover from the Portfolio only to the extent of its costs for such services.

8.        Compensation.

(a)    For the services provided by the Administrator pursuant to this Agreement, the Portfolio will pay to the Administrator the annual fee set forth in Schedule A hereto.

(b)    The administration fee shall be accrued daily by the Portfolio and paid to the Administrator at the end of each calendar month.

9.        Liability of the Administrator.

(a)    The Administrator may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Administrator nor its stockholders, officers, trustees, employees, or agents shall be subject to any liability for, or any damages, expenses, or losses incurred in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or negligence in the performance of the Administrator’s duties, or by reason of reckless disregard of the Administrator’s obligations and duties under this Agreement. The liability incurred by the Administrator pursuant to this Section 8 in any year shall be limited to the revenues of the Administrator derived from the Portfolio in that fiscal year of the Portfolio. The Administrator shall look solely to Portfolio property for satisfaction of claims of any nature against the Portfolio or a trustee, officer, employee or agent of the Portfolio individually arising in connection with the affairs of the Portfolio.

(b)    The foregoing Section 9(a) shall not apply to a claim for indemnification under Section 3 of this Agreement.

10.        Continuation and Termination. This Agreement shall become effective on the date first written above, subject to the condition that the Portfolio’s Board of Trustees, including a majority of those Trustees who are not “interested persons” (as such term is defined in the 1940 Act) of the Portfolio or the Administrator, shall have approved this Agreement. Unless terminated as provided herein, the Agreement shall continue in full force and effect through December 31, 2002 and shall continue from year to year thereafter so long as such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees of the Portfolio, including a majority of the Board of Trustees of the Portfolio who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Portfolio or the Administrator.

This Agreement may be terminated by the Portfolio at any time, without the payment of any penalty, by vote of a majority of the Board of Trustees of the Portfolio on sixty (60) days’ written notice to the Administrator, or by the Administrator at any time, without the payment of any penalty, on sixty (60) days’ written notice to the Portfolio.

11.        Amendment. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties. This Agreement shall extend to and shall be binding upon the parties thereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Administrator without the written consent of the Trust.

12.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

13.        Applicable Law.

(a)        This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rules or order of the SEC thereunder.

(b)        If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(c)        The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

14.        Limitation of Liability for Claims. The Distributor is hereby expressly put on notice of the limitation of liability as set forth in the Declaration and agrees that the obligations assumed by the Trust on behalf of each Series pursuant to this Agreement shall be limited in all cases to each applicable Series and their assets, and the Distributor shall not seek satisfaction of any such obligation from the shareholders or any shareholder of any Series or any other Series of the Trust, or from any trustee, officer, employee or agent of the Trust. The Distributor understands that the rights and obligations of each Series under the Declaration are separate and distinct from those of any and all other Series.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ING INTERMEDIATE BOND PORTFOLIO

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

ING FUNDS SERVICES, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

SCHEDULE A

with respect to the

AMENDED AND RESTATED

ADMINISTRATION AGREEMENT

between

ING INTERMEDIATE BOND PORTFOLIO

and

ING FUNDS SERVICES, LLC

Series	Administrative Services Fee
(as a percentage of average daily net assets)
ING Intermediate Bond Portfolio	0.055% on the first $5 billion of assets; and 0.030% on assets over $5 billion